EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Vignette Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Vignette Corporation on Form S-8 (File No. 333-72877, 333-91767, 333-30242, 333-41482, 333-59358, 333-100566, and 333-107702) and Form S-3 (File No. 333-113674 and 333-33794).

/s/ Grant Thornton LLP

Dallas, Texas

March 10, 2008